Federal Signal Q2 2024 Earnings Call July 25, 2024 Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer Felix Boeschen, VP, Corporate Strategy & Investor Relations

Safe Harbor This presentation contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward- looking statements regardless of new developments or otherwise. Statements in this presentation that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic and political uncertainty, risks and adverse economic effects associated with geopolitical conflicts, legal and regulatory developments, foreign currency exchange rate changes, inflationary pressures, product and price competition, supply chain disruptions, availability and pricing of raw materials, interest rate changes, risks associated with acquisitions such as integration of operations and achieving anticipated revenue and cost benefits, work stoppages, increase in pension funding requirements, cybersecurity risks, increased legal expenses and litigation results and other risks and uncertainties described in filings with the Securities and Exchange Commission (SEC). This presentation also contains references to certain non-GAAP financial information. Such items are reconciled herein, in our earnings news release provided as of the date of this presentation or in other investor materials filed with the SEC. 2

Q2 Highlights * 3* Comparisons versus Q2 of 2023 • Record net sales of $490 M, up $48 M, or 11% (all organic) • Operating income of $81.1 M, up $21.7 M, or 37% • Adjusted EBITDA of $97.7 M, up $22.2 M, or 29% • Adjusted EBITDA margin of 19.9%, compared to 17.1% • GAAP EPS of $0.99, up $0.33, or 50% • Record adjusted EPS of $0.95, up $0.28, or 42% • Orders of $473 M • Backlog of $1.08 B, up $73 M, or 7%

4 Group and Corporate Results $ millions, except % Q2 2024 Q2 2023 % Change ESG Orders 396.2 408.6 -3% Sales 408.8 373.0 10% Operating income 72.9 56.2 30% Operating margin 17.8% 15.1% Adjusted EBITDA 88.2 70.7 25% Adjusted EBITDA margin 21.6% 19.0% SSG Orders 76.8 71.6 7% Sales 81.6 69.4 18% Operating income 18.3 14.1 30% Operating margin 22.4% 20.3% Adjusted EBITDA 19.3 15.2 27% Adjusted EBITDA margin 23.7% 21.9% Corporate expenses 10.1 10.9 -7% Consolidated Orders 473.0 480.2 -1% Sales 490.4 442.4 11% Operating income 81.1 59.4 37% Operating margin 16.5% 13.4% Adjusted EBITDA 97.7 75.5 29% Adjusted EBITDA margin 19.9% 17.1%

Consolidated Statement of Operations 5 $ millions, except % and per share Q2 2024 Q2 2023 $ Change % Change Net sales 490.4$ 442.4$ 48.0$ 11% Gross profit 144.0 117.3 26.7 23% SEG&A expenses 58.3 53.4 4.9 9% Amortization expense 3.8 3.9 (0.1) -3% Acquisition and integration related expenses, net 0.8 0.6 0.2 33% Operating income 81.1 59.4 21.7 37% Interest expense, net 3.2 5.6 (2.4) -43% Other expense, net 0.4 1.1 (0.7) -64% Income tax expense 16.7 12.4 4.3 35% Net income 60.8 40.3 20.5 51% Diluted EPS 0.99$ 0.66$ 0.33$ 50% Diluted adjusted EPS 0.95$ 0.67$ 0.28$ 42% Gross Margin 29.4% 26.5% SEG&A expenses as a % of net sales 11.9% 12.1% Effective tax rate 21.5% 23.5%

Adjusted Earnings per Share

($ in millions)	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
Net income, as reported	$ 60.8	$ 40.3	$ 112.4	$ 67.7
Add:				
Income tax expense	16.7	12.4	16.0	19.7
Income before income taxes	77.5	52.7	128.4	87.4
Add:				
Acquisition and integration-related expenses, net	0.8	0.6	1.7	1.3
Environmental remediation costs of a discontinued operation (1)	-	0.8	-	0.8
Adjusted income before income taxes	78.3	54.1	130.1	89.5
Adjusted income tax expense (2) (3)	(19.5)	(12.7)	(31.8)	(20.2)
Adjusted net income	**$ 58.8**	**$ 41.4**	**$ 98.3**	**$ 69.3**
Diluted EPS, as reported	$ 0.99	$ 0.66	$ 1.82	$ 1.10
Adjusted diluted EPS	**$ 0.95**	**$ 0.67**	**$ 1.59**	**$ 1.13**

(1) Environmental remediation costs of a discontinued operation in the three and six months ended June 30, 2023 relate to estimated environmental clean up costs at a facility associated with a business that was discontinued in 2009. Such charges are included as a component of Other expense, net on the Condensed Consolidated Statements of Operations.

(2) Adjusted income tax expense for the three and six months ended June 30, 2024 was recomputed after excluding discrete tax benefits of $2.6 million and $15.6 million, respectively, that were recognized in connection with the amendment of certain federal and state tax returns to claim a worthless stock deduction, and the impact of acquisition and integration-related expenses, net.

(3) Adjusted income tax expense for the three and six months ended June 30, 2023 was recomputed after excluding the impact of acquisition and integration-related expenses, net, and environmental remediation costs of a discontinued operation.

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Financial Strength and Flexibility *

Strong capital structure	• Cash and cash equivalents of $49 M • Net debt of ~$207 M ** • In October 2022, executed a five-year, $800 M revolving credit facility, with opportunity to increase further by the greater of (i) $400 M or (ii) 100% of TTM consolidated EBITDA, subject to lenders approval • Net debt leverage remains low • Compliant with all covenants with significant headroom
Healthy cash flow and access to cash facilitate organic growth investment, M&A and cash returns to stockholders	• Generated ~$41 M of cash from operations in Q2 2024, up ~$5 M vs. Q2 2023 • YTD operating cash flow of ~$72 M, up 67% vs. prior year • Paid down ~$17 M of debt during Q2 *(~$41 M in 1H 2024)* • ~$533 M of availability under revolving credit facility • Anticipating cap ex of $35 M-$40 M in 2024, including investments in our plants to add capacity and gain efficiencies through automation • Paid $7.4 M for dividends, reflecting dividend of $0.12 per share; recently declared similar dividend for Q3 2024 • ~$53 M of authorization remaining under current share repurchase program (~1% of market cap)

** Dollar amounts as of, or for the quarter ending 6/30/2024, unless otherwise noted*

*** Net debt is a non-GAAP measure and is computed as total debt of $255.3 M, less total cash and cash equivalents of $48.6 M*

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CEO Remarks: Q2 Performance 8 • Outstanding execution by both groups contributed to a record- setting Q2 across net sales and adjusted EPS • Environmental Solutions Group highlights:  YoY net sales growth of 10%; 25% increase in adjusted EBITDA  260-basis point YoY increase in adjusted EBITDA margin  Sales of dump truck bodies up 22% YoY  Production at largest facility up 15% YoY  Road-marking and line-removal truck sales up 29% YoY  Aftermarket revenues represented ~25% of ESG sales • Safety and Security Group highlights:  YoY net sales growth of 18% YoY, driven by increases in sales of public safety equipment and warning systems; 27% increase in adjusted EBITDA  180-basis point YoY increase in adjusted EBITDA margin • Through 1H24, cash from operations improved +67% YoY • Published latest annual Sustainability Report in Q2

CEO Remarks: Market Conditions 9 • Demand for our products remains strong, as evidenced by orders of $473 M in Q2 this year vs. record $480 M in Q2 last year • Q2 backlog at ~$1.08 B, up 7% YoY; provides excellent visibility for 2H24 and into 2025 • End-market diversification efforts and healthy funding mechanisms are yielding strength across publicly-funded and industrial markets  Ongoing focus on reducing lead times for certain products, including street sweepers and vacuum trucks • SSG order intake strong at $77 M, +7% YoY, inclusive of large fleet order from a major municipality slated to ship in 2025 • Industrial dump truck body orders +32% YoY as chassis supply has improved

CEO Remarks: Multi-Year Growth Targets 10 2016 2017 2018 2019 2020 2021 2022 2023 Targeting Low Double-Digit Annual Revenue Growth Through The Cycle (Organic + M&A) Source: Management and Company Filings 2024 Net Sales CAGR (’16A – ’23A) Total: ~14% Organic: ~7%

Raising 2024 Outlook

- **<u>Raising</u> Full-Year Adjusted EPS[1] Outlook to a <u>new range of $3.20 to $3.35</u>**
  - Increased from the prior range of $2.95 to $3.15
  - New range would represent YoY growth of 24% - 30%, and the highest EPS level in our history
- **Full-year net sales of $1.85 B to $1.90 B**
  - Would represent YoY growth of 7% - 10%
- **Double-digit improvement** in pre-tax earnings
- Capital expenditures of $35 M to $40 M

<u>Assumptions</u>

- No significant deterioration in current supply chain conditions; assumes continued improvement in 2024, with steady flow of customer-provided chassis
- No significant increase in current input costs
- Interest expense: ~$13M - $14M, without additional M&A
- Q3-Q4 effective tax rate of 25%-26%, **<u>excluding</u>** discrete items
- ~62 M weighted average shares outstanding
- Depreciation and amortization expense of ~$64 M - $66M



1. *Adjusted earnings per share ("EPS") is a non-GAAP measure, which includes certain adjustments to reported GAAP net income and diluted EPS. In the three and six months ended June 30, 2024, we made adjustments to exclude the impact of acquisition and integration-related expenses, net, and certain special tax items. In prior years, we have also made adjustments to exclude the impact of environmental remediation costs of a discontinued operation, purchase accounting effects and certain other unusual or non-recurring items. Should any similar items occur in the remainder of 2024, we would expect to exclude them from the determination of adjusted EPS. However, because of the underlying uncertainty in quantifying amounts which may not yet be known, a reconciliation of our Adjusted EPS outlook to the most applicable GAAP measure is excluded based on the unreasonable efforts exception in Item 10(e)(1)(i)(B).*

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Federal Signal Q2 2024 Earnings Call 12 Q&A July 25, 2024 Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer Felix Boeschen, VP, Corporate Strategy & Investor Relations

Investor Information Stock Ticker - NYSE:FSS Company website: federalsignal.com/investors HEADQUARTERS 1333 Butterfield Road, Suite 500 Downers Grove, IL 60515 INVESTOR RELATIONS CONTACTS 630-954-2000 Felix Boeschen VP, Corporate Strategy and Investor Relations fboeschen@federalsignal.com 13

Federal Signal Q2 2024 Earnings Call 14 Appendix

Consolidated Adjusted EBITDA 15 $ millions, except % Q2 2024 Q2 2023 Net income 60.8$ 40.3$ Add: Interest expense, net 3.2 5.6 Acquisition and integration-related expenses, net 0.8 0.6 Other expense, net 0.4 1.1 Income tax expense 16.7 12.4 Depreciation and amortization 15.8 15.5 Consolidated adjusted EBITDA 97.7$ 75.5$ Net Sales 490.4$ 442.4$ Consolidated adjusted EBITDA margin 19.9% 17.1%

Segment Adjusted EBITDA 16 ESG $ millions, except % Q2 2024 Q2 2023 Operating Income 72.9$ 56.2$ Add: Acquisition and integration-related expenses, net 0.6 0.2 Depreciation and amortization 14.7 14.3 Adjusted EBITDA 88.2$ 70.7$ Net Sales 408.8$ 373.0$ Adjusted EBITDA margin 21.6% 19.0% SSG $ millions, except % Q2 2024 Q2 2023 Operating Income 18.3$ 14.1$ Add: Depreciation and amortization 1.0 1.1 Adjusted EBITDA 19.3$ 15.2$ Net Sales 81.6$ 69.4$ Adjusted EBITDA margin 23.7% 21.9%

Non-GAAP Measures • Adjusted net income and earnings per share (“EPS”) - The Company believes that modifying its 2024 and 2023 net income and diluted EPS provides additional measures which are representative of the Company’s underlying performance and improves the comparability of results between reporting periods. During the three and six months ended June 30, 2024 and 2023, adjustments were made to reported GAAP net income and diluted EPS to exclude the impact of acquisition and integration-related expenses, net, environmental remediation costs of a discontinued operation, and certain special tax items, where applicable. • Adjusted EBITDA and adjusted EBITDA margin - The Company uses adjusted EBITDA and the ratio of adjusted EBITDA to net sales ("adjusted EBITDA margin"), at both the consolidated and segment level, as additional measures which are representative of its underlying performance and to improve the comparability of results across reporting periods. We believe that investors use versions of these metrics in a similar manner. For these reasons, the Company believes that adjusted EBITDA and adjusted EBITDA margin, at both the consolidated and segment level, are meaningful metrics to investors in evaluating the Company’s underlying financial performance. • Consolidated adjusted EBITDA is a non-GAAP measure that represents the total of net income, interest expense, acquisition and integration-related expenses, other expense/income, income tax expense/benefit, and depreciation and amortization expense. Consolidated adjusted EBITDA margin is a non-GAAP measure that represents the total of net income, interest expense, acquisition and integration-related expenses, other expense/income, income tax expense/benefit, and depreciation and amortization expense divided by net sales for the applicable period(s). • Segment adjusted EBITDA is a non-GAAP measure that represents the total of segment operating income, acquisition and integration-related expenses, and depreciation and amortization expense, as applicable. Segment adjusted EBITDA margin is a non-GAAP measure that represents the total of segment operating income, acquisition and integration-related expenses, and depreciation and amortization expense, as applicable, divided by net sales for the applicable period(s). Segment operating income includes all revenues, costs and expenses directly related to the segment involved. In determining segment income, neither corporate nor interest expenses are included. Segment depreciation and amortization expense relates to those assets, both tangible and intangible, that are utilized by the respective segment. Other companies may use different methods to calculate adjusted EBITDA and adjusted EBITDA margin. 17